Exhibit 99.1

NXSTAGE REPORTS RECORD REVENUE FOR THE THIRD QUARTER OF FISCAL 2012

Highlights:

•	Revenue Increases to $61.2 million, up 9% from Q3’11

•	Home Revenue Increases to $31.9 million, up 17% from Q3’11

•	Gross Margin Increases to 39%, up from 35% in Q3’11

LAWRENCE, Mass., November 8, 2012, —NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record financial results for the third quarter ended September 30, 2012, with total revenue above the top end of its guidance range.

Revenue for the third quarter of 2012 increased 9% to $61.2 million, compared with revenue of $55.9 million for the third quarter of 2011. The higher revenues were driven by increased adoption of the NxStage System One™.

Home revenue for the third quarter of 2012 increased 17% to a record $31.9 million compared with revenues of $27.2 million for the third quarter of 2011.

“Home growth remains strong,” commented Jeffrey H. Burbank, Founder and Chief Executive Officer. “We continue to deliver double digit growth because we’re doing the right thing for patients. We remain committed to increasing adoption of home, more frequent dialysis, and see multiple catalysts for growth including; increased patient demand, our robust product portfolio and our centers of excellence strategy. With continued execution, we believe we can achieve over 14% annual growth in the Home for 2012.”

Critical Care revenue decreased slightly to $9.1 million for the third quarter of 2012 compared with revenues of $9.2 million for the third quarter of 2011 reflecting equipment purchasing delays by hospitals. Revenue in the In-Center market was $19.6 million for the third quarter of 2012.

NxStage reported a net loss of $2.6 million or $(0.04) per share for the third quarter of 2012 compared with a net loss of $5.3 million or $(0.10) per share for the third quarter of 2011.

For the third quarter of 2012, the Company reported Adjusted EBITDA, adjusted for stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses, of $2.4 million compared with $2.4 million for the third quarter of 2011. (See the exhibits for a reconciliation of this non-GAAP measure.)

Guidance:

“For the full fiscal year 2012, the Company is narrowing its guidance range to reflect the impact of lengthened hospital capital budget cycles with respect to equipment sales within the Company’s critical care business as well as lower international equipment sales in the fourth quarter of 2012 and approximately $2 million in annual dialyzor production revenue versus our earlier projections of $3-4 million. We expect our new manufacturing plant in Germany to be fully operational by the end of Q4 and believe this relationship will provide us with long-term cost efficiencies through increased dialyzer production volumes,” stated Robert Brown, Chief Financial Officer.

For the full fiscal year 2012, the Company now expects revenue to be the range of $240 million and $242 million, a net loss in the range of $15.3 to $16.3 million, or $(0.26) to $(0.28) per share and for Adjusted EBITDA to be in the range of $8.0 million to $9.0 million compared with its previous guidance for full year 2012 revenue to be between $240 million and $245 million, a net loss in the range of $14.0 to $18.0 million or ($0.25) to ($0.32) per share and for Adjusted EBITDA to be in the range of $8.0 million to $12.0 million.

For the fourth quarter of 2012, the Company is forecasting revenues to be between $63.0 million and $65.0 million, a net loss in the range of $2.5 million to $3.5 million, or $(0.04) to $(0.06) per share, and Adjusted EBITDA in the range of $2.0 million to $3.0 million.

This release contains a non-GAAP financial measure. A reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.

Conference Call:

NxStage will also host a conference call today, Thursday, November 8, 2012 at 9:00 a.m. Eastern Time to discuss its third quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

A replay of the conference call will be available 2 hours after the completion of the call through November 15, 2012. To access the replay dial 855- 859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 39189975. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

About NxStage

NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Inc. and Fresenius Medical Care, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

Contact:

Kristen K. Sheppard, Esq.

VP, Investor Relations

ksheppard@nxstage.com

Non-GAAP Financial Measure

The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$61,152	$55,903	$177,112	$160,235
Cost of revenues	37,404	36,363	109,663	103,797

Gross profit	23,748	19,540	67,449	56,438

Operating expenses:
Selling and marketing	10,168	9,446	30,006	28,025
Research and development	4,274	3,388	12,421	10,694
Distribution	4,731	4,709	13,845	13,298
General and administrative	6,921	5,708	20,473	16,750

Total operating expenses	26,094	23,251	76,745	68,767

Loss from operations	(2,346)	(3,711)	(9,296)	(12,329)

Other expense:
Interest expense	(26)	(1,186)	(2,675)	(3,513)
Other income (expense), net	13	(146)	(118)	(342)

	(13)	(1,332)	(2,793)	(3,855)

Net loss before income taxes	(2,359)	(5,043)	(12,089)	(16,184)
Provision for income taxes	223	235	700	654

Net loss	$(2,582)	$(5,278)	$(12,789)	$(16,838)

Net loss per share, basic and diluted	$(0.04)	$(0.10)	$(0.22)	$(0.31)

Weighted-average shares outstanding, basic and diluted	58,945	54,428	57,482	53,953

Other comprehensive loss:
Foreign currency gain (loss)	$164	$(232)	$64	$72
Other gain (loss)	547	(17)	523	(11)

Comprehensive loss	$(1,871)	$(5,527)	$(12,202)	$(16,777)

NxStage Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$102,679	$102,909
Accounts receivable, net	19,588	15,808
Inventory	34,879	32,775
Prepaid expenses and other current assets	1,895	2,777

Total current assets	159,041	154,269
Property and equipment, net	33,716	17,599
Field equipment, net	10,143	12,182
Deferred cost of revenues	38,391	41,132
Intangible assets, net	20,518	22,615
Goodwill	42,698	42,698
Other assets	3,049	1,213

Total assets	$307,556	$291,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,812	$15,634
Accrued expenses	19,337	15,165
Other current liabilities	669	—

Total current liabilities	34,818	30,799
Deferred revenues	53,565	57,014
Long-term debt	—	43,235
Other long-term liabilities	21,376	9,474

Total liabilities	109,759	140,522
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2012 and December 31, 2011	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 59,628,194 and 56,167,090 shares issued as of September 30, 2012 and December 31, 2011, respectively	59	56
Additional paid-in capital	549,387	489,542
Accumulated deficit	(342,617)	(329,828)
Accumulated other comprehensive income (loss)	519	(68)
Treasury stock, at cost: 541,584 and 480,923 shares as of September 30, 2012 and December 31, 2011, respectively	(9,551)	(8,516)

Total stockholders’ equity	197,797	151,186

Total liabilities and stockholders’ equity	$307,556	$291,708

NxStage Medical, Inc.

Cash Flows from Operating Activities

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2012	2011

Cash flows from operating activities:
Net loss	$(12,789)	$(16,838)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,495	17,415
Stock-based compensation	9,213	10,166
Other	3,047	2,387
Changes in operating assets and liabilities:
Accounts receivable	(3,753)	(3,414)
Inventory	(11,638)	(15,196)
Prepaid expenses and other assets	(384)	(2,067)
Accounts payable	(863)	2,296
Accrued expenses and other liabilities	3,691	195
Deferred revenues	(3,449)	1,316

Net cash provided by (used in) operating activities	$570	$(3,740)

NxStage Medical, Inc.

Revenues by Segment

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
System One segment
Home	$31,925	$27,218	$92,171	$80,276
Critical Care	9,099	9,170	28,257	25,199

Total System One segment	41,024	36,388	120,428	105,475
In-Center segment	19,637	19,515	55,477	54,760
Other	491	—	1,207	—

Total	$61,152	$55,903	$177,112	$160,235

NxStage Medical, Inc.

Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net loss	$(2.6)	$(5.3)	$(12.8)	$(16.8)
Less: Depreciation, amortization, interest, and taxes	6.2	7.5	21.0	21.9
Less: Adjusting items*	(1.2)	0.2	(2.3)	0.2

Adjusted EBITDA	$2.4	$2.4	$5.9	$5.3

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses

NxStage Medical, Inc.

Non-GAAP Financial Guidance

(in millions)

(unaudited)

	Three Months Ended December 31, 2012
	High Estimate	Low Estimate

Net loss	$(2.5)	$(3.5)
Less: Depreciation, amortization, interest, and taxes	6.5	6.5
Less: Adjusting items*	(1.0)	(1.0)

Adjusted EBITDA	$3.0	$2.0

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses